Exhibit 99.2

Report of Independent Auditors

To the Board of Directors
of AmeriCredit Corp.

Re:                   Sale and Servicing Agreement related to AmeriCredit Automobile Receivables Trust 2001-C as of and for the year ended December 31, 2002

We have examined management’s assertion about AmeriCredit Corp. and its subsidiaries’ (the “Company”) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers, to the extent such procedures are applicable, as of and for the year ended December 31, 2002 included in the accompanying management assertion (Exhibit I).  Management is responsible for the Company’s compliance with those minimum servicing standards.  Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination of the Company’s compliance with the minimum servicing standards.

In our opinion, management’s assertion that the Company has complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2002 is fairly stated, in all material respects.

Pricewaterhouse Coopers LLP

March 30, 2004

Exhibit I

Management’s Assertion Concerning Compliance
with USAP Minimum Servicing Standards

March 30, 2004

Re:                   Sale and Servicing Agreement related to AmeriCredit Automobile Receivables Trust 2001-C as of and for the year ended December 31, 2002

As of and for the year ended December 31, 2002, AmeriCredit Corp. and its subsidiaries have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”), to the extent such procedures are applicable.

/s/ Clifton H. Morris
Clifton H. Morris
Chief Executive Officer

/s/ Daniel E. Berce
Daniel E. Berce
President

/s/ Preston A. Miller
Preston A. Miller
Chief Financial Officer